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                                                                      Exhibit 21

                                  Subsidiaries:

          Intelligroup Asia Private, Ltd., a corporation formed pursuant to the laws of India and 99.8% owned and a wholly-controlled subsidiary of Intelligroup, Inc.

          Empower, Inc., a Michigan corporation and a wholly-owned subsidiary of Intelligroup, Inc.

          Intelligroup Europe Limited, a corporation formed pursuant to the laws of the United Kingdom and a wholly-owned subsidiary of Intelligroup, Inc.

                CPI Resources, a corporation formed pursuant to the laws of the United Kingdom and a wholly-owned subsidiary of Intelligroup Europe Limited.

                CPI Consulting Limited, a corporation formed pursuant to the laws of the United Kingdom and 70% owned by CPI Resources and 30% owned by Intelligroup Europe Limited.

                Intelligroup Netherlands, BV, a corporation formed pursuant to the laws of the Netherlands and a wholly-owned subsidiary of Intelligroup Europe Limited.

          Intelligroup Japan, Ltd., a corporation formed pursuant to the laws of Japan and a wholly-owned subsidiary of Intelligroup, Inc.

          Intelligroup Nordic AB, a corporation formed pursuant to the laws of Sweden and a wholly-owned subsidiary of Intelligroup, Inc.

          Intelligroup Nordic A/S, a corporation formed pursuant to the laws of Denmark and a wholly-owned subsidiary of Intelligroup, Inc.

          Intelligroup de Venezuela, C.A., a corporation formed pursuant to the laws of Venezuela and wholly-owned subsidiary of Intelligroup, Inc.

          Under the terms of the Loan Agreement with PNC, PNC has a continuing security interest in the capital stock of the Company's subsidiaries.